Exhibit 99.1

PRESS RELEASE

Investor Relations Contact:

Investor Relations

Embarcadero Technologies

Investor@Embarcadero.com

415/834-3131 X 282

EMBARCADERO TECHNOLOGIES, INC. ANNOUNCES

RECEIPT OF EXTENSION OF NASDAQ DEADLINE

San Francisco, CA, April 24, 2007 – Embarcadero Technologies, Inc. (NASDAQ: EMBT) today announced that a NASDAQ Listing Qualifications Panel (the “Panel”) has granted an extension of the previously-disclosed deadline to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and its Annual Report on Form 10-K for the year ended December 31, 2006 (the “Reports”). As previously announced, the Panel had required that Embarcadero file the Reports by April 18, 2007 as a condition to continued listing on the NASDAQ Global Select Market. Embarcadero requested, and the Panel has granted, an extension of this deadline to May 10, 2007. There can be no assurance that Embarcadero will be able to file the Reports by May 10, 2007. In the event that Embarcadero is unable to file the Reports by such date, its securities may be delisted.

About Embarcadero Technologies

Embarcadero Technologies, Inc. (Nasdaq: EMBT) delivers professional grade database tools that companies use to design, develop and manage databases and the data they contain. More than 12,000 customers worldwide and over 90 of the Fortune 100 rely on Embarcadero’s cross-platform tools to reduce complexity, improve productivity and strengthen security. The Company’s flagship database tools include: ER/Studio, DBArtisan, Rapid SQL and Change Manager. Founded in 1993, Embarcadero Technologies is headquartered in San Francisco with offices in Melbourne, Australia, Munich, Germany and Maidenhead, United Kingdom. For more information, visit www.embarcadero.com.

Forward- Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks associated with non-compliance with NASDAQ listing requirements and the possible delisting of our securities, the ability of the Special Committee to complete its review of the Company’s historical stock option grant practices, any findings or restatements resulting from such review and fluctuations in quarterly results and other risks identified in the Company’s periodic filings with the Securities and Exchange Commission including, but not limited to, those appearing under the caption “Risk Factors” in the Company’s most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Actual results, events, and performance may differ materially. Readers are cautioned not to place undue relevance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the Company does not intend to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.

Embarcadero, the Embarcadero Technologies logos and all other Embarcadero Technologies product or service names are trademarks of Embarcadero Technologies, Inc. All other trademarks are property of their respective owners.